EXHIBIT 10.9

LEASE AGREEMENT FOR 7500 SETZLER PARKWAY BUILDING

LEASE AGREEMENT

THIS LEASE (the “Lease”) is executed this 11th of July, 2003, by and between DUKE CONSTRUCTION LIMITED PARTNERSHIP, an Indiana limited partnership (“Landlord”), and R.R. DONNELLEY & SONS COMPANY, a Delaware corporation (“Tenant”).

WITNESSETH:

ARTICLE 1 - LEASE OF PREMISES

Section 1.01. Basic Lease Provisions and Definitions.

A.	Leased Premises (shown outlined on Exhibit A, attached hereto): All of the rentable square footage of a building to be constructed at Setzler Parkway, Brooklyn Park, Minnesota 55445; Building No. 7 (the “Building”) (address to be completed when established) located in Crosstown North Business Center (the “Park”);

B.	Rentable Area of the Leased Premises: approximately 120,000 square feet;

Landlord shall use commercially reasonable standards, consistently applied, in determining the Rentable Area of the Leased Premises and the rentable area of the Building. Landlord’s architect shall certify to Tenant the Rentable Area of the Leased Premises and the rentable area of the Building. Landlord’s determination of Rentable Area of the Leased Premises as certified by Landlord’s architect shall conclusively be deemed correct for all purposes hereunder.

C.	Tenant’s Proportionate Share: 100.00%;

D.	**Minimum Annual Rent:

Years 1 - 3	$560,400.00 per year
Years 4 - 7	$588,000.00 per year;

E.	**Monthly Rental Installments:

Months 1 - 36	$ 46,700.00 per month
Months 37 - 84	$ 49,000.00 per month;

**(The foregoing rental amounts shall be adjusted, if necessary, after construction of the Building and verification of the Rentable Area of the Leased Premises pursuant to Section 1.01 B to reflect $4.67 times the Rentable Area of the Leased Premises for years 1-3 and $4.90 times the Rentable Area of the Leased Premises for years 4-7; provided, however, in no event shall the Rentable Area of the Leased Premises exceed 120,000 for purposes of calculating the foregoing amounts)

F.	Landlord’s Share of Expenses: N/A;

G.	Lease Term: Seven (7) years;

H.	Target Commencement Date: January 1, 2004, assuming an Execution Date on or before July 9, 2003 and subject to force majeure events as defined in Section 16.04 and Tenant Caused Delays as defined in Section 2.02,;

I.	Security Deposit: None;

J.	Guarantor(s): None;

K.	Brokers: Duke Realty Limited Partnership representing Landlord and CB Richard Ellis, Inc. representing Tenant;

L.	Permitted Use: Warehousing, storage, and distribution of packages and parcels and related purposes;

M.	Addresses for notices:

Landlord:	Duke Construction Limited Partnership 1600 Utica Avenue South, Suite 250 Minneapolis, MN 55416

Tenant:	R.R. Donnelley & Sons Company Setzler Parkway Brooklyn Park, MN 55445

With a copy to:	R.R. Donnelley & Sons Company Attn: Real Estate Department 77 West Wacker Drive Chicago, IL 60601

and

Jones Day Attn: Brian L. Sedlak, Esq. 77 West Wacker Drive, Suite 3500 Chicago, IL 60601

Landlord’s address for rental and other payments:

Duke Realty Limited Partnership 75 Remittance Drive, Suite 3230 Chicago, IL 60675-3230

Tenant’s address for purposes of invoices and other demands for payment:

MacMunnis, Inc. 920 Waukegan Road, Suite 202 Glenview, IL 60025

Section 1.02. Leased Premises. Landlord hereby leases to Tenant and Tenant leases from Landlord, under the terms and conditions herein, the Leased Premises.

ARTICLE 2 - TERM AND POSSESSION

Section 2.01. Term. The term of this Lease (“Lease Term”) shall be the period of time as set forth in Section 1.01(G) and shall commence on the date (“Commencement Date”) which is the latest to occur of (i) four (4) weeks following the Early Occupancy Date (as hereinafter defined), (ii) the Target Commencement Date as set forth in Section 1.01(H), and (iii) the earlier of (A) the date the Shell Work and Finish Work (as each is defined below) is Substantially Completed (as defined below), and (B) the date that Tenant first occupies the Leased Premises for Tenant’s use.

If for reasons other than force majeure events as defined in Section 16.04 and Tenant Caused Delays as defined in Section 2.02, the Commencement Date does not occur on or before February 20, 2004, Minimal Annual Rent and Additional Rent shall be delayed until the Commencement Date and Tenant shall receive an additional one (1) day of abated Minimum Annual Rent in the aggregate for each day thereafter until the Commencement

Date. If for any reason other than force majeure events as defined in Section 16.04 and Tenant Caused Delays as defined in Section 2.02, the Commencement Date does not occur on or before March -21, 2004, Tenant shall have the right to terminate this Lease by providing written notice thereof to Landlord on or before March 30, 2004, at which time this Lease shall terminate and neither party shall have any further obligations hereunder. Upon the Commencement Date and at the written request of Landlord, Tenant shall execute a letter of understanding in substantially the form attached hereto as Exhibit B and made a part hereof, acknowledging (i) the Commencement Date of this Lease, and (ii) that Tenant has accepted the Leased Premises for occupancy and that the condition of the Leased Promises (including any tenant finish improvements constructed thereon) was at the time satisfactory and in conformity with the provisions of this Lease in all respects (or if the condition of the Leased Premises is not satisfactory and in conformity with the provisions of this Lease, the remaining obligations of Landlord). Such letter of understanding shall become a part of this Lease. If Tenant takes possession of and-occupies the Leased Premises without executing the letter of understanding within ten (10) days after Landlord’s written request therefor, Tenant shall be deemed to have accepted the Leased Premises as described above.

Notwithstanding anything in this Lease to the contrary, in the event Landlord is unable to obtain the necessary governmental approvals and/or permits required to commence construction of the Building on or before June 24, 2003, then Landlord shall so notify Tenant thereof and either party may terminate this Lease by providing written notice to the other in which event this Lease shall be null and void and neither party shall have any further obligations hereunder.

Section 2.02. Construction.

A. Landlord shall, at its sole cost and expense, complete the shell improvements (“Shell Work”) as set forth in the preliminary plans and specifications and written descriptions thereto all of which are listed on the attached Preliminary Exhibit C-1. As soon as practical, Landlord shall, at its sole cost and expense, prepare or cause to be prepared final plans and specifications and actual working drawings which final plans and specifications and actual drawings, once approved by both Tenant and Landlord, shall be substituted for Preliminary Exhibit C-1 and attached hereto as Exhibit “C-1” (“Shell Plans and Specifications”). Such final drawings shall be consistent with Preliminary Exhibit C-1, Landlord shall construct in a good workmanlike manner all of the Shell Work in accordance with the Shell Plans and Specifications and supply, at its sole cost and expense, all work, labor, materials and equipment necessary to complete the Shell Work in accordance with the Shell Plans and Specifications, which shall include, without limitation, the installation of landscaping, parking lots, driveways and all improvements as shown on the Shell Plans and Specifications for the benefit of the Leased Premises. Landlord and Tenant acknowledge and agree that Preliminary Exhibit C-1 and the Shell Plans and Specifications shall be consistent with the project description attached hereto as Exhibit C-1a.

B. Landlord’s Allowance and Compliance. Without limiting the foregoing, Landlord shall provide Tenant with a tenant finish improvement allowance equal to Two Hundred Ten Thousand Dollars ($210,000.00) (“Landlord’s Allowance”). Landlord’s Allowance shall be applied solely toward Landlord’s cost of constructing and completing the improvements requested by Tenant for Tenant’s use and occupancy of the Leased Premises (the “Finish Work”) including, without limitation, the construction of Tenant’s office finish work, warehouse restrooms, guard houses, a truckers’ lounge and restrooms, including demising walls; interior finishes, electric, plumbing and heating, ventilating and air-conditioning work, and all other work, labor and materials necessary to complete the Finish Work, all as more particularly set forth in plans and specifications to be prepared by Landlord’s architect and delivered to Tenant, a written description of which shall be approved by Tenant and Landlord and attached hereto as Exhibit “C-2” (“Interior Plans and Specifications”). The cost of any Finish Work completed by Landlord which exceeds the amount of Landlord’s Allowance shall be paid in full by Tenant to Landlord within thirty (30) days of Tenant’s receipt of an invoice therefor. If the cost of the Finish Work completed by Landlord is less than the amount of the Landlord’s Allowance, Tenant shall be entitled to credit such unused amount of Landlord’s Allowance against the Monthly Rental Installment next coming due.

Landlord shall contract with Duke Construction Limited Partnership (“DCLP”) to complete the Finish Work in accordance with the Interior Plans and Specifications. DCLP shall receive a construction management fee equal to ten percent (10%) of all direct costs (including superintendent fees equal to $60.00 per hour) approved by Tenant representing the total construction costs, including all increases in costs resulting from Change Orders (defined below). Prior to the Commencement Date, any additional tenant finish work not included in the Interior

Plans and Specifications shall be coordinated by Tenant directly with DCLP and shall be the responsibility of Tenant.

C. Change Orders. Prior to the completion of the Finish Work, Tenant shall have the right to request in writing that Landlord make changes from time to time in the Interior Plans and Specifications of a non-structural nature, at its sole cost and expense (each a “Change Order”). Tenant shall be responsible for the costs of modifying the Interior Plans and Specifications to reflect the Change Order. Notwithstanding the foregoing, Landlord shall have the right to refuse to approve and perform a Change Order to the Interior Plans and Specifications if such Change Order would, in Landlord’s reasonable opinion, adversely impair the leasability or marketability of the Building. Any additional increase in cost associated with said Change Order in excess of Landlord’s Allowance, including an increase in the Landlord’s construction management fee and general conditions, shall be paid by Tenant to Landlord as additional rent as set forth above in subsection 2.02B. The cost to Tenant resulting from a Change Order and any projected time delays shall be quoted to Tenant by Landlord in reasonable detail within five (5) days (or less if possible) after submission of the Change Order, and Tenant may then decide whether or not it desires to proceed with such Change Order.

D. Project Design Schedule and Permits. The Shell Plans and Specifications and the Interior Plans and Specifications shall be designed and the Shell Work and Finish Work shall be constructed by Landlord in a good and workmanlike manner and in accordance with the “Project Schedule” attached hereto as Exhibit “C-3”. Landlord shall apply for and obtain as expeditiously as possible, at its sole cost and expense, all permits, licenses and certificates necessary for the construction of the Shell Work and Finish Work and for the occupancy thereof by Tenant.

E. Substantial Completion, Possession and Commencement Date. Substantial Completion (or any grammatical variation thereof) shall mean such time as (i) Landlord shall certify in writing to Tenant that the Building has been completed in substantial accordance with the Shell Plans and Specifications, (ii) Landlord shall certify in writing to Tenant that said Leased Premises have been completed in substantial accordance with the Interior Plans and Specifications subject only to minor punch list items (i.e., such unfinished items as shall not impair Tenant’s ability to use the Leased Premises in the manner intended by the Lease) to be mutually agreed to and identified by Tenant and Landlord during a joint inspection of the Leased Premises prior to Substantial Completion, (iii) Landlord shall have obtained all necessary governmental approvals and inspections for Tenant’s occupancy of the Leased Premises, all Building systems are fully operational, and sufficient utilities are available to service the Leased Premises and are connected to mains and all meters are set and activated, (iv) the project architect, shall certify in writing to Tenant as to those same matters in (i), (ii), and (iii) immediately preceding, and (v) the issuance of a temporary certificate of occupancy (provided, that such temporary certificate of occupancy allows Tenant’s uninterrupted occupancy of the Leased Premises for the Permitted Use), Landlord shall diligently pursue and obtain receipt of a permanent certificate of occupancy as promptly as practicable. At such time as the last of the foregoing requirements shall have been satisfied, Landlord shall deliver possession of the Leased Premises to Tenant.

F. Tenant Caused Delays. “Tenant Caused Delays” shall mean any delay caused by or resulting from the following or any combination of the following (provided the following actually results in a delay to the Substantial Completion of the Leased Premises): (l) failure of Tenant to comply with the Project Schedule; (2) any Change Orders requested by Tenant; (3) failure of Tenant to cooperate with Landlord and respond promptly to any reasonable request of Landlord; or (4) Tenant’s fixturing of the Leased Premises prior to the Commencement Date, to the extent such work causes a delay. In the event of a Tenant Caused Delay, Landlord shall notify Tenant in writing of such delay immediately following Landlord’s knowledge of such delay.

G. Warranty. Landlord hereby warrants that the Building Systems and the Leased Premises shall be free from defects in materials and workmanship for a period of one (1) year from the Commencement Date, routine maintenance (except as to Landlord’s obligations herein) and ordinary wear and tear excepted. The foregoing warranties cover all materials, labor and equipment for repairs but does not cover consequential damages, such as lost profits or opportunity, incurred by the Tenant. In addition to the foregoing, upon the Commencement Date, Landlord shall enforce for the benefit of Tenant all warranties and guarantees relating to the Leased Premises and any and all systems contained therein. Tenant shall not take any action which shall invalidate any of the foregoing warranties or guarantees and shall provide Landlord with written notice of all warranty claims. Tenant will notify

Landlord promptly upon discovery of any potential problems which may be covered under the foregoing warranties. Without limiting Landlord’s duty to perform repairs under any warranties contained herein, the extent and performance of any repairs required under the foregoing warranties will be mutually agreed to between Landlord and Tenant so as to minimize the disruption to Tenant’s business operations.

H. Early Occupancy. Landlord will use commercially reasonable efforts to allow Tenant to take possession of the warehouse portion of the Leased Premises not later than four (4) weeks prior to the Commencement Date or such sooner date, if possible, to, among other things, install and test its sortation equipment and associated computer systems. The date Landlord permits Tenant to take possession of the warehouse portion of the Leased Premises as provided above shall be the “Early Occupancy Date”. Landlord agrees to use commercially reasonable efforts to not interfere with Tenant’s possession of the Leased Premises as of the Early Occupancy Date. Tenant agrees to coordinate the foregoing work with the work of Landlord such that Tenant’s work does not interfere with or delay Landlord’s work; provided, however, that, except for Landlord’s gross negligence or willful misconduct, neither Landlord nor any of Landlord’s affiliates shall have any responsibility or liability whatsoever for any injury (including death) to persons or loss or damage to any of Tenant’s leasehold improvements, fixtures, equipment or any other materials installed or left in the Leased Premises prior to the Commencement Date. All of the terms and conditions of this Lease will become effective upon the Early Occupancy Date except for the payment of Minimum Annual Rent and Additional Rent which will commence on the Commencement Date.

Section 2.03. Surrender of the Premises. Upon the expiration or earlier termination of this Lease, Tenant shall immediately surrender the Leased Premises to Landlord in the condition and repair received as of the Commencement Date, reasonable wear and tear, casualty and condemnation excepted. Tenant shall also remove its personal property, trade fixtures and, subject to Section 7.02, any of Tenant’s alterations from the Leased Premises and promptly repair any damage caused by such removal, and restore the Leased Premises to the condition existing upon the Commencement Date, reasonable wear and tear excepted. If Tenant fails to comply with this Section 2.03, Landlord may restore the Leased Premises to the condition required herein, and Landlord may cause all of the property which Tenant was obligated to remove to be removed and all restoration to be completed at Tenant’s expense, and Tenant hereby agrees to pay all the costs and expenses thereby reasonably incurred. All Tenant property which is not removed within ten (10) days following Landlord’s written demand therefor shall be conclusively deemed to have been abandoned by Tenant, and Landlord shall be entitled to dispose of such property at Tenant’s cost without thereby incurring any liability to Tenant. The provisions of this section shall survive the expiration or other termination of this Lease.

Section 2.04. Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall become a tenant from month to month at one hundred fifty percent (150%) of the Monthly Rental Installment in effect at the end of the Lease Term, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent in such event shall not result in a renewal of this Lease, and Tenant shall vacate and surrender the Leased Premises to Landlord upon Tenant being given thirty (30) days’ prior written notice from Landlord to vacate whether or not said notice is given on the rent paying date. This Section 2.04 shall in no way constitute a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit Landlord’s remedies in such event.

ARTICLE 3 - RENT

Section 3.01. Base Rent. Tenant shall pay to Landlord the Minimum Annual Rent in the Monthly Rental Installments, in advance, without deduction or offset (except as otherwise expressly set forth herein), beginning on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installment for partial calendar months shall be equitably prorated.

Section 3.02. Additional Rent. In addition to the Minimum Annual Rent, Tenant shall pay to Landlord for each calendar year during the Lease Term, as “Additional Rent,” Tenant’s Proportionate Share of Real Estate Taxes and Operating Expenses for the Building and common areas (collectively “Common Area Charges”).

“Operating Expenses” shall mean all of Landlord’s expenses for operation, repair, replacement and maintenance to keep the Building and common areas in good order, condition and repair (including all additional

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direct costs and expenses of operation and maintenance of the Building which Landlord reasonably determines it would have paid or incurred during such year if the Building had been fully occupied), including, but not limited to, service and other charges incurred in the operation and maintenance of the electrical systems, heating, ventilation and air conditioning systems and sprinkler and plumbing systems; management fees and administrative fees (not to exceed five percent [5%] of Landlord’s gross income for the Building); utilities; stormwater discharge fees; license, permit, inspection and other fees; fees and assessments imposed by any covenants or owners’ association; security services; insurance premiums and deductibles; and maintenance, repair and replacement of the driveways, parking areas (including snow removal), exterior lighting, landscaped areas, walkways, curbs, drainage strips, sewer lines, exterior walls, foundation, structural frame, roof and gutters. The cost of any capital improvement shall be amortized over the useful life of such improvement (as reasonably determined by Landlord), and only the amortized portion shall be included in Operating Expenses for any given year of the Lease. Notwithstanding the foregoing, Landlord represents it shall amortize the certain items over the time periods shown as follows: roof replacement - ten (10) years; parking lot overlay - four (4) years; parking lot seal/coat—two (2) years; and HVAC unit replacement - five (5) years.

Notwithstanding the foregoing, Operating Expenses shall not include the following: Real Estate Taxes, interest and principal payments on mortgages, advertising and marketing expenses, any cost or expenditure for which Landlord is reimbursed, whether by insurance proceeds or otherwise, except through Additional Rent (as defined herein), depreciation and amortization, costs of the Shell Work, Landlord’s Allowance, Moving/Capital Cost Allowance, all costs and expenses to cure construction defects in the Building, real estate brokers’ commissions, and salaries of officers, executives, and employees of Landlord above the grade of property manager.

“Real Estate Taxes” shall include any form of real estate tax or assessment or service payments in lieu thereof, and any license fee, commercial rental tax, improvement bond or other similar charge or tax (other than inheritance, personal income or estate taxes or transfer taxes associated with the conveyance of the Building) imposed upon the Building or common areas (or against Landlord’s business of leasing the Building) by any authority having the power to so charge or tax, together with reasonable costs and expenses of contesting the validity or amount of Real Estate Taxes (which protests shall be performed only to the extent owners of similarly situated buildings would reasonably protest such taxes) which, at Landlord’s option, may be calculated as if such contesting work had been performed on a contingent fee basis (whether charged by Landlord’s counsel or representative; provided, however, that said fees are reasonably comparable to the fees charged for similar services by others not affiliated with Landlord, but in no event shall fees exceed thirty-three percent (33%) of the good faith estimated tax savings). Additionally, Tenant shall pay, prior to delinquency, all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all personal property of Tenant contained in the Leased Premises.

Section 3.03. Payment of Additional Rent. Landlord shall estimate the total amount of Additional Rent to be paid by Tenant during each calendar year of the Lease Term, pro-rated for any partial years. Commencing on the Commencement Date, Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth(1/12) of the estimated Additional Rent for such year. Within one hundred twenty (120) days following the end of each calendar year, Landlord shall submit to Tenant a statement of the actual amount of such Additional Rent and within thirty (30) days after receipt of such statement, Tenant shall pay any deficiency between the actual amount owed and the estimates paid during such calendar year. In the event of overpayment, Landlord shall credit the amount of such overpayment toward the next installments of Minimum Rent or, if the Lease term has expired, within thirty (30) days after delivery of such statement.

Section 3.04. Late Charges. Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to timely pay any payment required hereunder. Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue, such unpaid amount shall bear interest from the due date thereof to the date of payment at the prime rate (as reported in the Wall Street Journal) of interest (“Prime Rate”) plus six percent (6%) per annum.

Section 3.05. Tenant Verification. If Tenant does not agree with Landlord’s determination of Operating Expenses, Tenant shall have the right to inspect such of Landlord’s books and records as pertain to the Operating Expenses. Such books and records shall be available to Tenant for inspection, upon prior reasonable written notice to Landlord, during the ninety (90) day period following the delivery of Landlord’s statement to Tenant. Such inspection shall take place at Landlord’s office located at 1600 Utica Avenue, South, Suite 250, Minneapolis, Minnesota. Such inspection of Landlord’s books and records shall be conducted only by Tenant or a qualified independent certified public accountant that is not being compensated for its services on a contingency fee basis. If as a result of any audit conducted by Tenant, Landlord and Tenant mutually agree in writing (or Tenant obtains a final unappealable judgment of the effect) that any Landlord’s statement of actual Operating Expenses was five percent (5%) or more higher than the actual Operating Expenses as determined by such audit, then Landlord agrees (in addition to refunding any overpayment by Tenant) to reimburse Tenant for the reasonable documented out-of-pocket costs paid by Tenant in connection with such audit. Tenant’s failure to exercise its rights hereunder within said ninety (90) day period shall be a waiver of its rights to inspect or contest the method, accuracy or amount of the Annual Rental Adjustment and such Annual Rental Adjustment shall be conclusively deemed to be approved and accepted by Tenant. Pending resolution of any dispute with respect to statements of Tenant’s Annual Rental Adjustment, Tenant shall pay its Annual Rental Adjustment as shown on such statement, and upon final determination of the amount of Tenant’s Annual Rental Adjustment, Landlord shall promptly refund any overpayment to Tenant or Tenant shall promptly pay any amount due to Landlord, as applicable.

ARTICLE 4 - SECURITY DEPOSIT

Tenant, upon execution of this Lease, shall deposit with Landlord the Security Deposit as security for the performance by Tenant of all of Tenant’s obligations contained in this Lease. In the event of a default by Tenant Landlord may apply all or any part of the Security Deposit to cure all or any part of such default; and Tenant agrees to promptly, upon demand, deposit such additional sum with Landlord as may be required to maintain the full amount of the Security Deposit. All sums held by Landlord pursuant to this section shall be without interest. Within thirty (30) days from the expiration of the Lease Term, provided that there is then no uncured default, Landlord shall return the Security Deposit to Tenant.

ARTICLE 5 - USE

Section 5.01. Use of Leased Premises. The Leased Premises are to be used by Tenant solely for the Permitted Use and for no other purposes without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed.

Section 5.02. Covenants of Tenant Regarding Use. Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner (provided, however, in no event shall this Section 5.02 be deemed to obligate Tenant to continually use the Leased Premises so long as Tenant continues to comply with the obligations and terms set forth herein), (ii) comply with all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or-agency, now in force or which may hereafter be in force relating to Tenant’s use of the Leased Premises or any improvement or alteration to, the Leased Premises, and (iii) comply with and obey all reasonable rules and regulations that may be adopted by Landlord from time to time and delivered to Tenant. Tenant shall not do or permit anything to be done in or about the Leased Premises or common areas which constitutes a nuisance. Tenant shall not overload the floors of the Leased Premises. All damage to the floor, structure or foundation of the Building due to improper positioning or storage of items or materials shall be repaired by Landlord at the sole expense of Tenant, and Tenant shall reimburse Landlord immediately therefor upon demand. Tenant shall not use the Leased Premises, or allow the Leased Premises to be used, for any purpose or in any manner which would invalidate any policy of insurance now or hereafter carried on the Building or increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord as Additional Rent for any increase in premiums charged.

Tenant agrees to keep all of its trash containers, pallets, dumpsters, refuse and waste within its Leased Premises (including exterior dock areas) and not outside or in common areas and agrees not to litter any of the grounds or entries. Tenant is responsible for the cost of the removal of its trash.

Section 5.03. Landlord’s Rights Regarding Use. In addition to the rights specified elsewhere in this Lease, Landlord shall have the following rights regarding the use of the Leased Premises or the common areas of the Building: (a) Landlord may, without prior notice to tenant, install such signs, advertisements, notices or tenant identification information as it shall deem reasonably necessary or proper; (b) Landlord shall, following written notice to Tenant (except in an emergency when no notice shall be required), have the right to control, change or otherwise alter the common areas as it shall deem necessary or proper (provided that such alteration does not adversely impair Tenant’s Permitted Use of the Leased Premises); and (c) Landlord or Landlord’s agent shall, upon prior written notice to Tenant (except in an emergency when no notice shall be required) be permitted to inspect or examine the Leased Premises at any reasonable time and Landlord shall have the right to make any repairs to the Leased Premises which are necessary for its preservation; provided, however, that any repairs made by Landlord shall be at Tenant’s expense, except as provided in Section 7.01 hereof. Subject to the terms contained herein and except for Landlord’s gross negligence or willful misconduct, Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to not interfere with Tenant’s use of the Leased Premises in connection with its rights as set forth in this Section 5.03.

ARTICLE 6 - UTILITIES AND SERVICES

Tenant shall obtain in its own name and pay directly to the appropriate supplier the cost of all utilities and services serving the Leased Premises. However, if any services or utilities are jointly metered with other property, Landlord shall make a reasonable determination of Tenant’s proportionate share of the actual cost of such utilities and services and Tenant shall pay such share to Landlord as Additional Rent following receipt of Landlord’s written statement. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or other building service and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder.

Notwithstanding the foregoing, in the event that (i) such interruption is due to Landlord’s negligence or intentional wrongful acts, (ii) the restoration of service is entirely within Landlord’s control, (iii) Landlord negligently fails to restore such service within a reasonable time, and (iv) the Leased Premises are untenantable (meaning that Tenant is unable to use such space in the normal course of its business for the Permitted Use) for more than ten (10) consecutive days, then Tenant shall notify Landlord (and Landlord’s lender, if any) in writing that Tenant intends to abate rent. If service has not been restored within five (5) days of Landlord’s receipt of Tenant’s notice, then Minimum Annual Rent and Additional Rent shall abate on a per diem basis for each day after such ten (10) day period during which the Leased Premises remains untenantable. Such abatement shall be Tenant’s sole remedy for Landlord’s failure to restore service as set forth above, and Tenant shall not be entitled to damages (consequential or otherwise) as a result thereof. In the event of utility “deregulation”, Landlord may choose the service provider, provided that the Tenant’s costs for such utility shall not materially increase.

ARTICLE 7 - MAINTENANCE AND REPAIRS.

Section 7.01. Landlord’s Responsibility. During the term of this Lease, Landlord shall maintain in good condition and repair, and replace as necessary, the electrical systems, heating and air conditioning systems, sprinkler and plumbing systems, roof, exterior walls, foundation and structural frame of the Building and the parking and landscaped areas, the costs of which shall be included in Operating Expenses to the extent permitted by Section 3.02; provided, however, that to the extent any of the foregoing items require repair because of the negligence;, misuse, or default of Tenant, its employees, agents, customers or invitees, Landlord shall make such repairs solely at Tenant’s expense. In addition to the foregoing, Landlord shall comply with all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, either (i) now in force or (ii) which may hereafter be in force and do not relate to Tenant’s particular use of the Leased Premises; provided, however, the cost of such compliance shall be included in Operating Expenses to the extent permitted by Section 3.02.

Section 7.02. Alterations. Tenant shall not permit alterations in or to the Leased Premises unless and until the plans have been approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed. At the time Landlord approves such alteration, Landlord shall notify Tenant as to whether Landlord shall require Tenant to remove the alterations and restore the Leased Premises upon termination of this Lease; or alternatively, whether such alteration shall become a part of the realty and the property of Landlord, and shall not be removed by Tenant. ,Notwithstanding the foregoing, Tenant may perform alterations to the Leased Premises without Landlord’s consent if such alterations are (a) do not affect the structural components of the Building or the Building’s systems, and (b) in the aggregate do not cost more than Ten Thousand Dollars

($10,000.00) in any twelve (12) month period. Tenant shall ensure that all alterations shall be made in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and of quality equal to or better than the original construction of the Building. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute a consent by Landlord to the creation of any lien. If any lien is filed against the Leased Premises for work claimed to have been done for or material claimed to have been furnished to, through or under Tenant, Tenant shall cause such lien to be discharged of record within thirty (30) days after filing or to provide Landlord with endorsements to Landlord insuring against the existence of or attempted enforcement of such lien. Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys’ fees in connection with any construction or alteration and any related lien. Notwithstanding anything contained in this Section 7.02 to the contrary, Tenant shall be permitted to (A) make minor cosmetic alterations (carpeting and painting); (B) rewire electrical lines servicing Tenant’s equipment, and (C) install or replace data cabling without Landlord’s consent; provided, however, Tenant (I) shall not penetrate the roof, the roof membrane, or the exterior walls without Landlord’s consent; and (II) shall remove all data cabling in its entirety and all electric lines to the panels upon Tenant’s surrender of the Leased Premises.

ARTICLE 8 - CASUALTY

Section 8.01. Casualty. In the event of total or partial destruction of the Building or the Leased Premises by fire or other casualty, Landlord agrees to use commercially reasonable efforts to provide notice to Tenant within sixty (60) days from the date of such casualty stating whether Landlord is able to repair or rebuild the Leased Premises within one hundred eighty (180) days from the casualty date. If Landlord provides notice to Tenant that Landlord is able to repair or rebuild the Leased Premises within one hundred eighty (180) days from the casualty date, Landlord shall promptly restore and repair same; provided, however, Landlord’s obligation hereunder shall be limited to the reconstruction of the Shell Work and Finish Work. Rent shall proportionately abate during the time that the Leased Premises or part thereof are unusable because of any such damage or because of Tenant’s inability to access the Leased Premises. Notwithstanding the foregoing, if (i) Landlord provides notice to Tenant that Landlord is unable to repair or rebuild the Leased Premises within one hundred eighty (180) days from the casualty date; or (ii) Landlord provides notice to Tenant that the casualty is not covered by the insurance required hereunder or, if covered, such insurance proceeds are not released by any mortgagee entitled thereto or are insufficient to rebuild the Building and the Leased Premises; then, in case of a clause (i) above, either Landlord or Tenant may, or, in the case of a clause (ii) above, then Landlord may, upon thirty (30) days’ written notice to the other party, terminate this Lease with respect to matters thereafter accruing. If neither party terminates this Lease pursuant to the foregoing and Landlord undertakes the repair and. restoration of the Leased Premises, but the Leased Premises are not repaired and restored within one hundred eighty (180) days after such casualty date, then Tenant shall have the right to provide Landlord written notice of its intent to terminate this Lease, which termination shall be effective forty-five (45) days after Landlord receives Tenant’s notice; provided, however, in the event Landlord completes the repair and restoration within such forty-five (45) day period, then Tenant’s right to terminate shall be deemed waived and null and void and the Lease shall continue in full force and effect.

Section 8.02. All Risk Coverage Insurance. During the Lease Term, Landlord shall maintain all risk coverage insurance on the Building for the full replacement value thereof, but shall not protect Tenant’s property on the Leased Premises; and, notwithstanding the provisions of Section 9.01, Landlord shall not be liable for any casualty damage to Tenant’s property, regardless of cause, including the negligence of Landlord and its employees, agents and invitees. Tenant hereby expressly waives any right of recovery against Landlord for casualty damage to any property of Tenant located in or about the Leased Premises, however caused, including the negligence of Landlord and its employees, agents and invitees. Notwithstanding the provisions of Section 9.01 below, Landlord hereby expressly waives any rights of recovery against Tenant for casualty damage to the Leased Premises or the Building which is insured against under Landlord’s all risk coverage insurance. All insurance policies maintained by Landlord or Tenant as provided in this Lease shall contain an agreement by the insurer waiving the insurer’s right of subrogation against the other party to this Lease.

ARTICLE 9 - LIABILITY INSURANCE

Section 9.01. Tenant’s Responsibility. Unless such damage, injury or death is directly and solely the result of Landlord’s negligence, Landlord shall not be liable to Tenant or to any other person for (i) damage to property or injury or death to persons due to the condition of the Leased Premises, the Building or the common areas, or (ii) the occurrence of any accident in or about the Leased Premises or the common areas, or (iii) any act or neglect of Tenant or of any other person; and, unless such damage, injury or death is directly and solely the result of Landlord’s negligence. Tenant hereby releases Landlord from any and all liability for the same. Tenant shall be liable for, and shall indemnify and defend Landlord from, any and all liability for (i) any act or neglect of Tenant and any person coming on the Leased Premises or common areas (including the parking lot and landscaped areas) by the license of Tenant, express or implied, (ii) any damage to the Leased Premises, and (iii) any loss of or damage or injury to any person (including death resulting therefrom) or property occurring in, on or about the Leased Premises, regardless of cause, except for any loss or damage covered by Landlord’s all risk coverage insurance as provided in Section 8.02 and except for that caused solely and directly by Landlord’s negligence. This provision shall survive the expiration or earlier termination of this Lease.

Section 9.02. Tenant’s Insurance. Tenant shall carry general public liability and property damage insurance, issued by one or more insurance companies acceptable to Landlord, with the following minimum coverages:

(a) Worker’s Compensation: minimum statutory amount.

(b) Commercial General Liability Insurance, including blanket, contractual liability, broad form property damage, personal injury, completed operations, products liability, and fire damage: Not less than $3,000,000 Combined Single Limit for both bodily injury and property damage.

(c) All Risk Coverage, Vandalism and Malicious Mischief, and Sprinkler Leakage insurance, if applicable, for the full cost of replacement of Tenant’s property.

(d) Business interruption insurance.

The general liability insurance policy shall protect Tenant and Landlord as their interests may appear, naming Landlord and Landlord’s managing agent and mortgagee as additional insureds, and shall provide that they ‘may not be canceled on less than thirty (30) days’ prior written notice to Landlord. Tenant shall furnish Landlord with Certificates of Insurance evidencing all required coverages on or before the Commencement Date. If Tenant fails to carry such insurance and furnish Landlord with such Certificates of Insurance after a request to do so, Landlord may obtain such insurance and collect the cost thereof from Tenant.

ARTICLE 10 - EMINENT DOMAIN

If all or any substantial part of the Building or common areas shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant on or before the date that actual possession thereof is so taken. If all or any part of the Leased Premises shall be acquired by the exercise of eminent domain so that the Leased Premises shall become unusable by Tenant for the Permitted Use, Tenant may terminate this Lease as of the date that actual possession thereof is so taken by giving written notice to Landlord. All damages awarded shall belong to Landlord; provided, however, that Tenant may claim dislocation damages if such amount is not subtracted from Landlord’s award. If the Lease is not terminated pursuant to this Article 10, Minimum Annual Rent shall be reduced as of the date of such taking in the proportion that the area of the Leased Premises so taken bears to the total area of the Leased Premises.

ARTICLE 11 - ASSIGNMENT AND SUBLEASE

Tenant shall not assign this Lease or sublet the Leased Premises in whole or in part without Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or denied (provided that it shall not be unreasonable for Landlord to withhold or deny its consent with respect to any proposed assignment or subletting to a third party that is already a tenant of Landlord). In the event of any assignment or subletting, Tenant shall remain primarily liable hereunder, and, except for a Permitted Transferee, any extension, expansion, rights of first offer, rights of first refusal or other options granted to Tenant under this Lease shall be rendered void and of no further force or effect. The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises. Without in any way limiting Landlord’s right to reasonably refuse to consent to any assignment or subletting of this Lease, Landlord reserves the right to refuse to give such consent if in Landlord’s reasonable opinion (i) the Leased Premises are or may be in any way adversely affected; (ii) the business reputation of the proposed assignee or subtenant is unacceptable; or (iii) the financial worth of the proposed assignee or subtenant is insufficient to meet the obligations hereunder. Tenant agrees to reimburse Landlord for reasonable accounting and attorneys’ fees incurred in conjunction with the processing and documentation of any such requested assignment, subletting or any other hypothecation of this Lease or Tenant’s interest in and to the Leased Premises in an amount not to exceed Two Thousand Dollars ($2,000.00).

Notwithstanding the foregoing, Tenant may assign the Lease or sublease all or any portion of the Leased Premises without Landlord’s consent to any of the following (a “Permitted Transferee”), provided that the Permitted Transferee’s tangible net worth is sufficient to satisfy the obligations of this Lease: (i) any successor corporation or other entity resulting from a merger or consolidation of Tenant; (ii) any purchaser of all or substantially all of Tenant’s assets; or (iii) any entity which controls, is controlled by, or is under common control with Tenant. Tenant shall give Landlord at least thirty (30) days’ prior written notice of such assignment or sublease. Any Permitted Transferee shall assume in writing all of Tenant’s obligations under this Lease. Tenant shall nevertheless at all times remain fully responsible and liable for the payment of rent and the performance and observance of all of Tenant’s other obligations under this Lease, Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute an Event of Default hereunder.

ARTICLE 12 - TRANSFERS BY LANDLORD

Section 12.01. Sale of the Building. Landlord shall have the right to sell the Building at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability hereunder after the date of such conveyance.

Section 12.02. Subordination and Estoppel Certificate. Subject to the terms of this Section 12.02, Landlord shall have the right to subordinate this Lease to any mortgage presently existing or hereafter placed upon the Building by so declaring in such mortgage. Within ten (10) business days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any instrument which Landlord deems reasonably necessary or desirable to confirm the subordination of this Lease and/or an estoppel certificate in such form as Landlord may reasonably request certifying (i) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (ii) the date to which rent has been paid, (iii) that there are not, to Tenant’s actual knowledge, any uncured defaults or specifying such defaults if any are claimed, and (iv) any other matters or state of facts reasonably required respecting the Lease. Such an estoppel certificate may be relied upon by Landlord and by any purchaser or mortgagee of the Building. Notwithstanding the foregoing, if the mortgagee shall take title to the Leased Premises through foreclosure or deed in lieu of foreclosure, Tenant shall be allowed to continue in possession of the Leased Premises as provided for in this Lease so long as Tenant shall not be in Default. Landlord represents that there is currently no mortgage placed on the Building. Upon written request by Tenant and at Tenant’s sole cost and expense, in the event a mortgage is placed on the Building, Landlord shall obtain a subordination, non-disturbance and attornment agreement reasonably acceptable to Tenant, Landlord, and Landlord’s lender.

ARTICLE 13 - DEFAULT AND REMEDY’

Section 13.01. Default. The occurrence of any of the following shall be a “Default”:

(a) Tenant fails to pay any Monthly Rental Installment or Additional Rent within five (5) days after the same is due, or Tenant fails to pay any other amounts due Landlord from Tenant within ten (10) days after the same is due. Notwithstanding the foregoing sentence, before exercising any of the default remedies of Landlord set forth in this Article 13, Landlord shall provide Tenant with a written courtesy notice of such default and Tenant shall have an additional five (5) days to cure such default; provided, however, that Landlord shall not be required to give such courtesy notice more than one (1) time with respect to any particular default, nor more than two (2) times in any consecutive twelve (12) month period with respect to any payment defaults in the aggregate.

(b) Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty-day period and thereafter diligently completes the required action within a reasonable time.

(c) Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.

(d) All or substantially all of Tenant’s assets in the Leased Premises or Tenant’s interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant’s corporate charter if Tenant is a corporation.

Section 13.02. Remedies. Upon the occurrence of any Default, Landlord shall have the following rights and remedies, in addition to those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:

(a) Landlord may apply the Security Deposit or re-enter the Leased Premises and cure any default of Tenant, and Tenant shall reimburse Landlord as Additional Rent for any costs and expenses which Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action.

(b) Landlord may terminate this Lease or, without terminating this Lease, terminate Tenant’s right to possession of the Leased Premises as of the date of such Default, and thereafter (i) neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises, and Tenant shall immediately surrender the Leased Premises to Landlord; and (ii) Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means and may remove their effects, without prejudice to any other remedy which Landlord may have. Upon the termination of this Lease, Landlord may declare the present value (discounted at the Prime Rate) of all rent which would have been due under this Lease for the balance of the Lease Term to be immediately due and payable, whereupon Tenant shall be obligated to pay the same to Landlord, together with all loss or damage which Landlord may sustain by reason of Tenant’s default (“Default Damages”), which shall include without limitation expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements, brokers’ commissions and attorneys’ fees, it being expressly understood and agreed that the liabilities and remedies specified in this subsection (b) shall survive the termination of this Lease.

(c) Landlord may, without terminating this Lease, re-enter the Leased Premises and re-let all or any part thereof for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be immediately obligated to pay to Landlord as liquidated damages the present value (discounted at the Prime Rate) of the difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term, together with all of Landlord’s Default Damages.

(d) Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default.

Section 13.03. Landlord’s Default and Tenant’s Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder.

Section 13.04. Limitation of Landlord’s Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord’s right, title and interest in and to the Building for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment.

Section 13.05. Nonwaiver of Defaults. Neither party’s failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.06. Attorneys’ Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys’ fees incurred in connection therewith.

ARTICLE 14 - LANDLORD’S RIGHT TO RELOCATE TENANT

[Intentionally Omitted]

ARTICLE 15 - TENANT’S RESPONSIBILITY REGARDING

ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES

Section 15.01. Definitions.

(a) “Environmental Laws” - All present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, the rules and regulations of the Federal Environmental Protection Agency or any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Leased Premises.

(b) “Hazardous Substances” - Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” “solid waste” or “infectious waste” under Environmental Laws.

Section 15.02. Compliance. Tenant, at its sole cost and expense, shall promptly comply with the Environmental Laws including any notice from any source issued pursuant to the Environmental Laws or issued by any insurance company which shall impose any duty upon Tenant with respect to the use, occupancy, maintenance or alteration of the Leased Premises whether such notice shall be served upon Landlord or Tenant.

Section 15.03. Restrictions on Tenant. Tenant shall operate its business and maintain the Leased Premises in compliance with all Environmental Laws. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws.

Section 15.04. Notices, Affidavits, Etc. Tenant shall immediately notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of the Environmental Laws on, under or about the Leased Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Leased Premises and shall immediately deliver to Landlord any notice received by Tenant relating to (i) and (ii) above from any source. Tenant shall execute affidavits, representations and the like within five (5) days of Landlord’s request therefor concerning Tenant’s actual knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Leased Premises.

Section 15.05. Landlord’s Rights. Landlord and its agents shall have the right, but not the duty, upon advance prior written notice (except In the case of emergency when no notice shall be required) to inspect the Leased Premises and conduct tests thereon to determine whether or the extent to which there has been a violation of Environmental Laws by Tenant or whether there are Hazardous Substances on, under or about the Leased Premises. In exercising its rights herein, Landlord shall use reasonable efforts to minimize interference with Tenant’s business but such entry shall not constitute an eviction of Tenant, in whole or in part, and Landlord shall not be liable for any interference, loss, or damage to Tenant’s property or business caused thereby.

Section 15.06. Tenant’s Indemnification. Tenant shall indemnify Landlord and Landlord’s managing agent from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 15. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

Section 15.07. Landlord’s Representation. Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing’ or generated, at, in, on, under or in connection with the Leased Premises prior to the Commencement Date of this Lease except to the extent Tenant exacerbates the same. In the event that Landlord shall use, release or dispose of any Hazardous Substances in, on or about the Building or Leased Premises in violation of the Environmental Laws, Landlord shall indemnify and hold Tenant harmless from and against any and all costs and expenses of removing such Hazardous Substances from the Building or Leased Premises. In addition, Tenant shall have no liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring or any Hazardous Substances existing or generated at, in, on, under or in connection with the Leased Premises resulting from the acts of a third-party (other than Tenant’s employees, agents, customers, or invitees) except to the extent Tenant exacerbates the same. The costs incurred by Landlord to remediate the same shall not be included in the Operating Expenses.

ARTICLE 16 - MISCELLANEOUS

Section 16.01. Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 16.02. Governing Law. This Lease shall be governed in accordance with the laws of the State where the Building is located.

Section 16.03. Guaranty. [Intentionally Omitted]

Section 16.04. Force Majeure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; unusual weather conditions; or acts or omissions of governmental or political bodies (except for the governmental process to obtain the permit required to commence construction of the Building). Such party which is excused pursuant to the foregoing shall provide notice to the other of such event which is delaying the performance of any obligation hereunder within five (5) days after the knowledge of such event.

Section 16.05. Examination of Lease. Submission of this instrument for examination or signature to Tenant does not constitute a reservation of or option for Lease, and it is not effective as a Lease or otherwise until execution by and delivery to both Landlord and Tenant.

Section 16.06. Indemnification for Leasing Commissions. The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto. Landlord hereby acknowledges that it shall pay the Brokers pursuant to a separate agreement.

Section 16.07. Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Article 1. If delivered in person, notice shall be deemed given as of the delivery date. If sent by overnight courier, notice shall be deemed given as of the first business day after sending. If mailed, the notice shall be deemed to have been given on the date which is three business days after mailing. Either party may change its address by giving written notice thereof to the other party.

Section 16.08. Partial Invalidity: Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

Section 16.09. Financial Statements. During the Lease Term and any extensions thereof, Tenant shall provide to Landlord on an annual basis, within ninety (90) days following the end of Tenant’s fiscal year, a copy of Tenant’s most recent financial statements (certified and audited if the Minimum Annual Rent hereunder exceeds $100,000.00) prepared as of the end of Tenant’s fiscal year. Such financial statements shall be signed by Tenant who shall attest to the truth and accuracy of the information set forth in such statements. All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied. For so long as Tenant is a publicly-traded corporation and Tenant’s financial statements are available to the public on the world-wide web as a result of required filings with the Securities and Exchange Commission, such availability shall satisfy Tenant’s obligations to provide such financial statements under this Section 16.09.

Section 16.10. Representations and Warranties. Tenant represents and warrants that (i) such party is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the state under which it was organized; and (ii) the individual executing and delivering this Lease has been properly authorized to do so, and such execution and delivery shall bind, such party.

Section 16.11. Signs. Tenant may, at its own expense (subject to the terms contained herein), erect a sign concerning the business of Tenant which shall be in keeping with the decor and other signs on the Building. All signage (including the signage described in the preceding sentence) in or about the Leased Premises shall be first approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be in compliance with the applicable codes and any recorded restrictions applicable to the Building. Tenant agrees to maintain any sign in good state of repair, and upon expiration of the Lease Term, Tenant agrees to promptly remove such signs and repair any resulting damage to the Leased Premises or the Building. Landlord, at Tenant’s cost and expense, shall provide Tenant with building standard signage on the Building directory monument to be located at the entrance to the Building. Such monument signage and monument shall be maintained and repaired by Landlord, and the cost of the same shall be included in Operating Expenses. Notwithstanding the foregoing, Landlord acknowledges and agrees that Landlord shall contribute the amount of Five Thousand Dollars ($5,000.00) to Tenant in connection with both signage on the Building and signage on the Building directory monument. Tenant shall be responsible for any and all costs of the foregoing signage in excess of Five Thousand Dollars ($5,000.00).

Section 16.12. Employment Covenant. In order for the Landlord to comply with the requirements of the City of Brooklyn Park, Minnesota, set forth in Individual Development Agreement #1 dated October 20, 1997, Tenant agrees to report to Landlord the number of Qualifying Employees (as defined below) on or before November 1, 2003. The requirement of Tenant to report the number of qualified employees is material to the terms of this Lease.

On or before June 30, 2005, Tenant shall provide Landlord with payroll evidence, or such other information as the Landlord shall find reasonably acceptable, of the number of Qualifying Employees (as defined below) who are employed within the Leased Premises. Failure by Tenant to report to Landlord the number of qualifying employees as specified in this covenant is a Default of the Lease and is subject to all remedies provided in Article 13 hereof.

“Full-Time Equivalent Employees” means any number of persons, on a part time basis, whose cumulative, annual hours worked is equal to approximately 1,800 hours.

“Permanent Full-Time Employees” are based upon the employee working approximately 1,800 hours per year.

“Qualifying Employees” means Permanent Full-Time Employees or Full-Time Equivalent Employees employed within the Individual Improvements. The following persons shall not be considered Qualifying Employees:

(a) Contract personnel, who are not employees of the Tenant.

(b) Employees whose wage or salary is less than one and one-half (1’) times the federally mandated minimum wage in effect as of the date of Individual Development Agreement #1 October 20, 1997.

Section 16.13. Option to Extend.

A. Grant and Exercise of Option. Provided Tenant is not in default at the time of Tenant’s Extension Notice (as hereinafter defined) or as of the commencement of the Extension Term, Tenant shall have the option to extend the Original Term for two (2) successive periods of five (5) years each (the “Extension Term(s)”). The Extension Term shall be upon the same terms and conditions contained in the Lease for the Original Term except (i) this provision giving two (2) extension options shall be amended to reflect the remaining options to extend, if any and (ii) the Minimum Annual Rent shall be adjusted as set forth below (the “Rent Adjustment”). Tenant shall exercise such option by (i) delivering to Landlord, no later than six (6) months prior to the expiration of the Original Term or, if applicable, the Extension Term, written notice of Tenant’s desire to extend the Original Term or, if applicable, the Extension Term (each, a “Tenant’s Extension Notice”). Unless Landlord otherwise agrees in writing, Tenant’s failure to timely exercise such option shall waive it and any succeeding option. If Tenant properly exercises its option to extend, Landlord shall notify Tenant (Landlord’s Notice”) of the amount of the Rent Adjustment within thirty (30) days of Landlord’s receipt of Tenant’s Extension Notice. Tenant shall be deemed to have accepted the Rent Adjustment if it fails to deliver to Landlord a written objection thereto within fifteen (15) days after receipt of Landlord’s Notice (“Acceptance Period”). If Tenant properly exercises its option to extend, Landlord and Tenant shall execute an amendment to the Lease reflecting the terms and conditions of the Extension Term. In the event Tenant rejects the Rent Adjustment during the Acceptance Period, Tenant’s exercise of its option to extend shall be deemed canceled and this Lease shall terminate upon expiration of the term of the Lease (or the First Extension Terms, as applicable) except for those obligations which expressly survive termination of the Lease. Notwithstanding the foregoing, Landlord and Tenant may negotiate the Rent Adjustment during the Acceptance Period.

In the event Tenant rejects the Adjustment Notice during the Acceptance Period, Tenant and Landlord shall each, at its cost and by giving notice to the other party, choose a qualified arbitrator. The two arbitrators selected by Landlord and Tenant shall then select a third qualified arbitrator. A qualified arbitrator shall be a real estate broker with at least ten (10) years full time commercial real estate experience in the Minneapolis northwest industrial market specializing in industrial space. The third arbitrator shall serve as the arbitrator (“Arbitrator”). Landlord and Tenant shall submit to the Arbitrator their position regarding the Minimum Annual Rent and the Arbitrator shall be required to select either Landlord’s position or Tenant’s position. The parties shall be bound by the decision of the Arbitrator. The costs of the Arbitrator shall be split equally between Landlord and Tenant. The Arbitrator shall be chosen within thirty (30) days after Tenant properly rejects the Adjustment Notice. The Arbitrator shall complete the arbitration within thirty (30) days after its selection.

B. Market Rent Adjustment. The Minimum Annual Rent for the applicable Extension Term shall be an amount equal to the current market rate for buildings of comparable size and quality and with similar or equivalent improvements as are found in the buildings located in the industrial area of Brooklyn Park, Minnesota. The Minimum Monthly Rent shall be an amount equal to one-twelfth (1/12) of the Minimum Annual Rent for the Extension Term and shall be paid at the same time and in the same manner as provided in the Lease.

Section 16.14. Moving/Capital Costs Allowance. For and in consideration of this Lease and provided Tenant is not in default hereunder, Landlord shall pay to Tenant an allowance in an amount not to exceed One Hundred Thousand Dollars ($100,000.00) (the “Moving/Capital Costs Allowance”), which Moving/Capital Costs Allowance may be used for Tenant’s moving expenses, furniture, fixtures and equipment for the Leased Premises, or other costs associated with Tenant’s occupancy of the Leased Premises. The Moving/Capital Costs Allowance shall be payable within thirty (30) days of Tenant’s submission to Landlord of paid receipts reflecting Tenant’s actual moving and capital costs incurred in connection with Tenant moving to and occupancy of the Leased Premises. All such receipts shall be submitted to Landlord at one time, in the aggregate, on or before July 1, 2004 or the Moving/Capital Costs Allowance will become null and void. Any, portion of the Moving/Capital Costs Allowance not actually expended by Tenant as provided herein shall be forfeited.

Section 16.15. Quiet Enjoyment. If Tenant shall perform all of the covenants and agreements herein provided to be performed by Tenant, Tenant shall, at all times during the Lease Term, have the quiet enjoyment and peaceful possession of the Leased Premises without hindrance from Landlord or any persons lawfully claiming under Landlord, except as may be provided in Section 12.02 hereunder.

Section 16.16. Americans with Disabilities Act. Landlord represents and warrants that, as of the Commencement Date, the Leased Premises shall be in compliance with Title M of the Americans with Disabilities Act.

Section 16.17. Option to Expand. Provided that (i) Tenant has not been in Default beyond any applicable cure periods at any time during the Lease Term, (ii) the creditworthiness of Tenant is materially the same as or better than on the Commencement Date, (iii) Tenant named herein remains in possession of and has been continuously operating in substantially the entire Leased Premises throughout the Lease Term and (iv) the current use of the Leased Premises is consistent with the Permitted Use hereunder, and subject to the availability of space, Tenant shall have the option to expand the Leased Premises into a space containing a minimum of one hundred twenty-five percent (125%) time the rentable square feet of the Leased Premises (the “Expansion Space”), located in another building within the Park which is owned by Landlord. In the event Tenant elects to exercise its Expansion Option, Landlord and Tenant hereby agree that (A) Tenant shall provide Landlord with ninety (90) days written notice of its desire to expand; and (B) if said Expansion Space is available for lease to Tenant, (I) the term for the Expansion Space shall be for a minimum of five (5) years, and (II) the Minimum Rent for the Expansion Space shall be equal to the rate which is then being quoted by Landlord to prospective new tenants for the Expansion Space; provided, however, Tenant’s minimum annual rent per square foot for the Expansion Space shall not be less than the highest Minimum Annual Rent per square foot payable during the Lease Term for the Leased Premises. Landlord and Tenant shall execute a new lease incorporating the terms provided above, which new lease shall provide for the termination of this Lease upon Tenant’s occupancy of the Expansion Space. In the event Landlord notifies Tenant that the Expansion Space is not available for lease to Tenant, in Landlord’s sole discretion, this Expansion Option shall thereafter be null and void and this Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

DUKE CONSTRUCTION, LIMITED PARTNERSHIP, An Indiana limited partnership

By:	Duke Business Centers Corporation, Its general partner

	By:	/s/ James W. Gray

James W. Gray
Authorized Representative

TENANT:

R.R. DONNELLEY & SONS COMPANY, a Delaware corporation

By:	/s/ Arthur R. Martin

Printed: Arthur R. Martin
Title: Vice President — Real Estate